Exhibit to Item 77B



Deloitte &
   Touche LLP
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       [LOGO]        125 Summer Street                 Telephone: (617) 261-8000
                     Boston, Massachusetts 02110-1617  Facsimile: (617) 261-8111


INDEPENDENT AUDITORS' REPORT


To the Trustees and Shareholders of
  Merrill Lynch Funds for Institutions Series:

In planning and performing our audits of the financial statements of Merrill Lynch Funds for Institutions Series (consisting of Merrill Lynch Premier Institutional Fund, Merrill Lynch Institutional Fund, Merrill Lynch Government Fund, Merrill Lynch Treasury Fund, and Merrill Lynch Institutional Tax-Exempt
Fund) (the "Funds") for the year ended April 30, 1998 (on which we have issued our report dated May 28, 1998), we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on the Funds' internal control.

The management of the Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in any internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of the Funds' internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that errors or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the Funds' internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of April 30, 1998.

This report is intended solely for the information and use of management, the Board of Directors and the Securities and Exchange Commission.


/s/  Deloitte & Touche LLP


May 28, 1998


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Deloitte Touche
Tohmatsu
International
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